Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to the Form S-4 of Seacoast Banking Corporation of Florida of our report dated February 11, 2014, with respect to the consolidated balance sheets of The BANKshares, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Hacker, Johnson & Smith PA

Orlando, Florida

July 28, 2014